<EXHIBIT>                                                         EXHIBIT 10.16

                        EXHIBIT A

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES
     ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE
   SECURITIES LAWS.  IT MAY NOT BE SOLD, TRANSFERRED,
  ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL
 REGISTERED UNDER SUCH ACT AND APPLICABLE LAWS, OR UNLESS
  THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER
   EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL,
         THAT SUCH REGISTRATION IS NOT REQUIRED.

TRANSFER OF THIS DEBENTURE IS NOT VALID EXCEPT TO THE EXTENT
  THAT SUCH TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE
      PROVISIONS REGARDING TRANSFER CONTAINED HEREIN.

 THIS SUBORDINATED DEBENTURE IS SUBJECT TO A SUBORDINATION
   AGREEMENT DATED AS OF DECEMBER 26, 1997 BY AND AMONG
 PCD INC., EMERSON ELECTRIC CO. AND FLEET NATIONAL BANK,
       AS AGENT FOR ITSELF AND THE OTHER LENDERS

                         PCD INC.

                  SUBORDINATED DEBENTURE

$25,000,000	                       Peabody, Massachusetts
                                           December 26, 1997

     PCD Inc., a Massachusetts corporation (the "Company"), the principal office of which is located at 2 Technology Drive, Peabody, Massachusetts, for value received hereby promises to pay to Emerson Electric Co., a Missouri corporation, or its permitted assigns, the sum of Twenty-Five Million Dollars ($25,000,000), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest and Costs and Expenses (as defined below) hereon, as set forth below, on the earlier to occur of (i) December 31, 2000, or (ii) subject to
Section 6.5 hereof, when declared due and payable by the Holder (as defined below) upon the occurrence of an Event of Default (as defined below). Payment for all amounts due hereunder shall be made by mail or by wire transfer to the registered address or account of the Holder. This Debenture is issued in connection with the Subordinated Debenture and Warrant Purchase Agreement between the Company and the Holder dated as of December 26, 1997, as the same may from time to time be amended, modified or supplemented (the "Purchase Agreement"). The Holder of this Debenture is subject to certain restrictions set forth in the Purchase Agreement and shall be entitled to certain rights and privileges set forth in the Purchase Agreement. This Debenture is the Debenture referred to as the "Debenture" in the Purchase Agreement.

     The following is a statement of the rights of the Holder of this Debenture and the conditions to which this Debenture is subject, and to which the Holder hereof, by the acceptance of this Debenture, agrees:

     1. DEFINITIONS. As used in this Debenture, the following terms, unless the context otherwise requires, have the following meanings:

            (i)	  "Company" includes any corporation which
shall succeed to or assume the obligations of the Company under this Debenture with the prior written consent of the Holder.

            (ii)  "Holder," when the context refers to a
holder of this Debenture, shall mean any person who shall at the time be the registered holder of this Debenture.

            (iii) "Insolvency Proceeding" means any case or proceeding (x) under the United States Bankruptcy Code, 11 U.S.C. 101, et seq., or (y) under any other federal law, or under state law, to reorganize, liquidate, appoint a trustee for, a receiver for or an assignee for the benefit of creditors of, the Company, or all or substantially all of the assets of the Company, whether voluntary or involuntary.

     2. INTEREST. The Debenture shall bear interest at the rate of ten percent (10%) per annum (the "Interest Rate") on the principal of this Debenture outstanding during the period beginning on the date of issuance of this Debenture and ending on the date when the principal amount of this Debenture has been paid in full or when the Debenture has been fully converted pursuant to Section 6 hereof, whichever is later. Interest shall be paid quarterly in arrears, beginning on March 31, 1998, on the last business day of March, June, September and December of each year during which the Debenture is outstanding, or on such earlier date that the Debenture is paid in full or fully converted pursuant to Section 6 hereof.

     3. EVENTS OF DEFAULT. If any of the events specified in this Section 3 shall occur (herein individually referred to as an "Event of Default"), the Holder of the Debenture may, so long as such condition exists and subject to Section 4 and Section 6.5 hereof, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

            (i)   The institution by the Company of an
Insolvency Proceeding, or the consent by it to the institution of an Insolvency Proceeding or the filing by it of a petition or answer or consent seeking an Insolvency Proceeding, or the taking of corporate action by the Company in furtherance of any such action; or

            (ii)  If, within sixty (60) days after the
commencement of an action against the Company (and service of process in connection therewith on the Company) seeking an Insolvency Proceeding, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

            (iii) Any default of the Company declared in writing under any Senior Indebtedness (as defined below) that gives the holder thereof the right to accelerate such Senior Indebtedness; or

            (iv)  Any declaration in writing that the
Company is insolvent, inadequately capitalized, or is unable to pay its debts as they fall due; or

            (v)   Any default in the payment of the
principal or interest of this Debenture when due and payable, whether at maturity, by acceleration or otherwise, and such default is not cured by the Company within ten (10) business days; or

            (vi)  Any breach by the Company of any
representations or warranties, or failure to comply with any agreement or covenant contained herein or in the Purchase Agreement or the Registration Rights Agreement between the Company and Emerson Electric Co. (the "Registration Rights Agreement") dated as of the date of the Purchase Agreement and (a) such breach (to the extent curable) or failure is not cured by the Company within thirty (30) days after the Holder has given the Company written notice of such breach or failure and (b) such breach or failure has a material adverse effect on the Company's business, properties or financial condition; or

            (vii) The rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its subsidiaries in an amount in excess of $1 million which remains undischarged or unstayed for a period of 60 (sixty) days after the date on which the right to appeal has expired.

     4. SUBORDINATION. The indebtedness evidenced by this Debenture is hereby expressly subordinated, to the extent and in the manner set forth under the terms of a contemporaneous Subordination Agreement among the Company, Emerson Electric Co. and Fleet National Bank as Agent for itself and each of the other Lenders named therein (the "Subordination Agreement"), in right of payment to the prior payment in full of all the Company's Senior Indebtedness, as defined in the Subordination Agreement. By its acceptance of this Debenture, the Holder of this Debenture agrees to be bound by terms of the Subordination Agreement as if such Holder were a party to such Agreement and agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the holder of any Senior Indebtedness in order to implement the provisions of this
Section 4 or the Subordination Agreement.

     5. PREPAYMENT. The Company may at any time prepay in whole or in part the principal sum, plus accrued interest, and Costs and Expenses to date of payment, of this

Debenture, subject to the following premiums which shall be due and payable (in addition to such principal and interest, Costs and Expenses) at the time of such prepayment:

            (i)   for the period beginning on the date
hereof and ending June 30, 1998, an amount equal to 3.25% of the principal sum prepaid;

            (ii) for the period beginning July 1, 1998 and ending September 30, 1998, an amount equal to 6.5% of the principal sum prepaid;

            (iii) for the period beginning October 1, 1998 and ending December 31, 1998, an amount equal to 9.75% of the principal sum prepaid; and

            (iv) for the period beginning January 1, 1999 and thereafter, an amount equal to 0.00% of the principal sum prepaid.

     6.     CONVERSION.

     6.1 CONVERSION UPON EVENT OF DEFAULT. If an Event of Default occurs, the Holder of this Debenture shall have the option, as the Holder's sole and exclusive remedy for any such default while the Senior Indebtedness remains outstanding, at any time before payment in full of the principal balance of this Debenture, to convert some or all of the outstanding principal balance of this Debenture, plus unpaid accrued interest and Costs and Expenses, in accordance with the provisions of Section 6.2 hereof, into fully paid and nonassessable shares of the common stock of the Company, $0.01 par value ("Common Stock"). The number of shares of Common Stock into which this Debenture may be converted shall be determined by dividing the aggregate outstanding principal amount to be converted, together with all accrued but unpaid interest and Costs and Expenses to the date of conversion, by the Conversion Price (as defined below) in effect at the time of such conversion. The Conversion Price shall be equal to the lesser of (a) $17.00 per share, subject to adjustment as hereinafter provided, and (b) 70% of the average daily closing price of the Common Stock (as reported by Nasdaq or, if the Common Stock is not then traded on Nasdaq, such other stock exchange on which the Common Stock is traded) for the 90 calendar day period preceding the date of payment default which gives rise to the conversion right under this Section 6.1.

     6.2    CONVERSION PROCEDURE.   Before the Holder shall
be entitled to convert this Debenture into shares of Common Stock, it shall surrender this Debenture, duly endorsed, at the office of the Company together with written notice pursuant to the Notice of Conversion attached to this Debenture of the election to convert all or some of the same pursuant to Section 6.1, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock is to be issued. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to such Holder a certificate or certificates for the number of shares of such Common Stock to which the Holder shall be entitled upon such conversion (bearing such legends as are required by the Purchase Agreement and applicable state and federal securities laws in the opinion of counsel to the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Debenture, including a check payable to the Holder for any cash amounts payable for fractional shares, as described in Section 6.3 below. In addition, if the Holder has converted only part of the Debenture, the Company will issue to the Holder a new debenture for the amount not converted with the same terms as the Debenture. In the event of any conversion of this Debenture into Common Stock pursuant to Section 6.1, such conversion shall be deemed to have been made immediately before the close of business on the date of such surrender of the Debenture to be converted. On and after such deemed conversion date, the Holder entitled to receive the shares of such Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares and shall be bound by the terms of the Purchase Agreement.

     If the Company is the subject of any of the proceedings described in paragraphs (i) or (ii) of Section 3 of this Debenture, no stay, injunction, restraining order or similar law, rule or order shall be effective as against the Holder for purposes of this Section 6; PROVIDED that if any such stay, injunction, restraining order or similar law, rule or order is effective against the Holder, the Company expressly agrees to waive, modify or release such stay, injunction, restraining order or similar law, rule or order to permit the Holder to effect the conversion provided in this
Section 6, and to execute and prosecute all pleadings, memoranda, affidavits, certificates, instruments and other documents necessary or appropriate in the discretion of the Holder to effect such waiver, modification, or release.

     6.3 NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of all of the outstanding principal balance of this Debenture into Common Stock. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Debenture into Common Stock, the Company shall pay to the Holder the amount of outstanding principal that is not so converted, such payment to be in the form as provided above.

     6.4 NO FURTHER OBLIGATIONS. Upon conversion of all of the outstanding principal balance of this Debenture, the Company shall be forever released from all its obligations and liabilities under this Debenture.

     6.5 REMEDIES. The remedy contained in Section 6.1 of this Debenture shall be the Holder's sole and exclusive remedy for any Event of Default or other default under this Debenture while the Senior Indebtedness remains outstanding, and the Holder hereof expressly acknowledges and agrees that it shall have no right to commence any suit, action, proceeding, or case, including an Insolvency Proceeding, in any court or administrative or arbitral body for any relief or remedy except to enforce the Holder's rights under
Section 6.1 while the Senior Indebtedness remains outstanding; PROVIDED, HOWEVER, nothing in this Debenture shall preclude the Holder before conversion as provided in
Section 6.1 from filing and prosecuting a proof of claim in a Bankruptcy Proceeding consistent with Section 7 of the Subordination Agreement.

     Upon the occurrence of an Event of Default, if no Senior Indebtedness remains outstanding, the Holder may, so long as such condition exists, declare the entire principal and interest hereon immediately due and payable and, in addition, may pursue any and all other rights and remedies available to it.

     6.6    NASDAQ LIMITATION ON CONVERSION.
Notwithstanding any other provision of this Debenture, until the Company has obtained approval of its stockholders pursuant to the rules of the Nasdaq Stock Market, Inc., or has obtained a waiver in respect of such rules, as contemplated in Sections 1.5 and 2.2 of the Purchase Agreement, the Holder and any subsequent holder of this Debenture shall be permitted to convert into Common Stock an amount of principal or accrued unpaid interest under the Debenture, or exercise a portion of the warrant issued pursuant to the Purchase Agreement (the "Warrant"), only to the extent that all such conversions and exercises together result in the issuance of up to and no more than 4.99% of the Common Stock outstanding as of the Closing.

     6.7 HSR LIMITATION ON CONVERSION. Notwithstanding any other provision of this Debenture, the Holder and any subsequent holder of this Debenture shall be permitted to convert into Common Stock an amount of principal or accrued unpaid interest under the Debenture only to the extent that the Purchaser and the Company have obtained any required consent, authorization, order, approval, exemption or waiver under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR").

     7.     CONVERSION PRICE ADJUSTMENTS.

     7.1 RECLASSIFICATION, MERGER, SALE OF ASSETS, ETC. In case of any reclassification, capital reorganization, or change of the outstanding Common Stock of the Company (other than as a result of a subdivision, combination or stock dividend), or in case of any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the holders of the outstanding voting stock of the Company immediately before the consummation of such transaction shall, immediately after such transaction, hold, as a group, at least a majority of the voting securities of the surviving or successor entity), or in case of any sale or conveyance to another corporation or other business organization of the property of the Company, as an entirety or substantially as an entirety, at any time before the payment or conversion in full ("Full Payment") of the principal and interest under this Debenture, then, as a condition of such reclassification, reorganization, change, consolidation, merger, sale or conveyance, lawful provision shall be made and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder of this Debenture, so that the Holder of this

Debenture shall have the right before Full Payment to convert pursuant to Section 6.1 the outstanding principal and unpaid accrued interest under this Debenture into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock of the Company which might have been acquired by the Holder of this Debenture upon full conversion of such principal and interest immediately before such reclassification, reorganization, change, consolidation, merger, sale or conveyance, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder of this Debenture to the end that the provisions hereof shall thereafter be applicable in relation to any shares of stock, and other securities and property thereafter deliverable upon conversion pursuant to
Section 6.1 of outstanding principal and unpaid accrued interest hereunder.

     7.2 SPLIT, SUBDIVISION OR COMBINATION OF SHARES. If the Company shall at any time before Full Payment of this Debenture subdivide its outstanding Common Stock, by split-up or otherwise, or combine its outstanding Common Stock, or issue additional shares of its capital stock in payment of a stock dividend in respect of its Common Stock, the number of shares issuable on the conversion pursuant to Section 6.1 of the outstanding principal and unpaid accrued interest under this Debenture shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Conversion Price (as set forth in clause (a) of the last sentence of Section 6.1) then applicable to shares covered by the outstanding principal and unpaid accrued interest of this Debenture shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.


     7.3 ADJUSTMENTS FOR DIVIDENDS IN STOCK OR OTHER SECURITIES OR PROPERTY. If before Full Payment of this Debenture, the holders of the securities as to which conversion rights under this Debenture exist at the time shall receive, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Debenture shall represent the right to acquire upon conversion pursuant to Section 6.1 of outstanding principal or unpaid accrued interest, in addition to the number of shares of the security receivable upon full conversion of such principal and interest, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such conversion had it been the holder of record of the security receivable upon full conversion of outstanding principal or unpaid accrued interest under this Debenture on the record date of such dividend, giving effect to all adjustments called for during such period by the provisions of this Section 7.

     7.4 NO IMPAIRMENT. The Company will not, by amendment of its Articles of Organization or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

     7.5    NOTICES OF RECORD DATE, ETC.  In the event of:

            (i) Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus at the same rate as that of the last such cash dividend theretofore paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

            (ii)   Any capital reorganization of the
Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company; or

            (iii) Any voluntary or involuntary dissolution, liquidation or winding up of the Company;

the Company will mail to the Holder at least twenty (20) days before the earliest date specified therein, a notice specifying: (a) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; and (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

     7.6 RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued or treasury shares of Common Stock solely for the purpose of effecting the conversion of the Debenture such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Debenture; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount, in addition to such other remedies as shall be available to the Holder of this Debenture, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     8. COVENANT TO PREPAY. Subject to the provisions of the Fleet Agreement and any agreement with respect to the modification, deferral, renewal, refinancing or extension of any Senior Indebtedness, the Company covenants that if it sells Common Stock or any other form of its equity in an amount which results in aggregate net proceeds to the Company equal to or greater than $30 million, the Company shall repay in full the Debenture within thirty (30) days after its receipt of the proceeds from such sale.

     9. ASSIGNMENT. Subject to the restrictions on transfer described in Section 11 below, the rights and obligations of the Company and the Holder of this Debenture shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties; provided however, that, except in connection with a sale of all or substantially all of the Company's assets and a related assumption of the Company's liabilities, the Company will not assign this Debenture without the prior written consent of the Holder, which consent shall not be unreasonably withheld.

     10.    WAIVER AND AMENDMENT.  Any provision of this
Debenture may be amended, waived or modified upon the written consent of the Company and the Holder of the Debenture.

     11. TRANSFER OF THIS DEBENTURE OR SECURITIES ISSUABLE ON CONVERSION HEREOF. The Holder may not offer, sell or otherwise dispose of this Debenture without the prior written consent of the Company, which consent shall not be unreasonably withheld, except to an affiliate of the Holder (as that term is defined in the Securities Act of 1933, as amended (the "Securities Act")). With respect to any offer, sale or other disposition of this Debenture or Common Stock into which such Debenture may be converted, the Holder will give prior written notice to the Company thereto, describing briefly the manner thereof, together with a written opinion of such Holder's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Such opinion shall be reasonably satisfactory in form and substance to the Company and the Company's counsel. Promptly upon receiving such notice and opinion, and provided that the Company has determined to consent to such sale or other disposition with respect to the Debenture, the Company, as promptly as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Debenture or such Common Stock, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 11 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company or the Company's counsel or that the Company will not consent to such sale or other disposition with respect to the Debenture, the Company shall so notify the Holder promptly after such determination has been made. Each Debenture thus transferred and each certificate representing the Common Stock thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities

Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

     12. NOTICES. Unless otherwise provided, all notices and other communications required or permitted under this Debenture shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address or facsimile number indicated for such person on the signature page hereof, or at such other address or facsimile number as such party may designate by ten (10) days' advance written notice to the other parties hereto. All such notices and other written communications shall be effective on the date of mailing, confirmed facsimile transfer or delivery.

     13. NO STOCKHOLDER RIGHTS. Nothing contained in this Debenture shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company, and no dividends or interest shall be payable or accrued in respect of this Debenture or the interest represented hereby or the Common Stock obtainable hereunder until, and only to the extent that, this Debenture shall have been converted.

     14. GOVERNING LAW. This Debenture shall be governed by and construed in accordance with the laws of The
Commonwealth of Massachusetts, excluding that body of law relating to conflict of laws.

     15. HEADINGS; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Debenture. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

     16. COSTS AND EXPENSES. If an Event of Default occurs, the Company agrees to pay (in addition to the outstanding principal amount hereof and unpaid accrued interest hereon) the reasonable costs and expenses of collection and representation, including reasonable attorneys' fees and expenses ("Costs and Expenses").

     17. REGISTRATION RIGHTS AGREEMENT. The Holder, upon conversion of this Debenture, will be entitled to the benefits of the Registration Rights Agreement.

        {REMAINDER OF PAGE INTENTIONALLY LEFT BLANK}

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

     IN WITNESS WHEREOF, the Company has caused this Debenture to be executed under seal this 26th day of December, 1997.

                             PCD INC.


                             By: /S/ John L. Dwight, Jr.
                                ---------------------------
                                John L. Dwight, Jr.
                                Chairman of the Board

                                Address:  2 Technology Drive
                                          Peabody, Massachusetts 01960



Name of Holder: Emerson Electric Co.

Address:  8000 West Florissant
          P.O. Box 4100
          St. Louis, Missouri  63136

                  NOTICE OF CONVERSION
(To Be Signed Only Upon Conversion of Debenture Following
Payment Default)

PCD Inc.
2 Technology Drive
Peabody, Massachusetts 01960
Attn:  Chairman of the Board

     The undersigned, the Holder of the foregoing Debenture, hereby surrenders such Debenture for conversion into shares of Common Stock of PCD Inc. equivalent in amount of $______ principal amount of such Debenture plus all unpaid accrued interest and Costs and Expenses through the date of such conversion, and requests that the certificates for such shares be issued in the name of, and delivered to __________________________, whose address is
__________________________________.  If the principal amount requested for conversion is less than the full outstanding principal amount of the Debenture, the Holder requests that the Company issue to the Holder a new debenture for the amount not converted with the same terms as the Debenture.


Dated:__________________________

EMERSON ELECTRIC CO.

                       By: _______________________________
                       Name: ____________________________
                       Title: _____________________________

                       Address:  8000 West Florissant
                                 P.O. Box 4100
                                 St. Louis, Missouri  63136

                               - 12 -